Exhibit 4.12

ARTHUR J. GALLAGHER & CO.

DEFERRED CASH PARTICIPATION PLAN

(effective as of March 10, 2014)

Section 1. Purpose. The purpose of this Deferred Cash Participation Plan (the “Plan”) is to encourage key employees of Arthur J. Gallagher & Co. (together with its Affiliates, the “Company”) who contribute significantly to the future business success of the Company to remain employed with the Company, to reward such employees for their contributions to the Company and to provide for the continuity of management and leadership of the Company.

In the event that a Participant’s Annual Account is deemed invested in shares of Common Stock, such shares of Common Stock will either be contributed to the trustee of the Trust (as defined below) by the Company, in which case they will be deemed to have been distributed under the Arthur J. Gallagher & Co. 2011 Long-Term Incentive Plan, as amended from time to time, or any successor plan adopted by the Company and approved by its stockholders (the “LTIP”), and will count against the limit on the number of shares of Common Stock available for distribution thereunder, or such shares shall have been purchased by the trustee of the Trust on the open market or in privately negotiated transactions, as a result of an irrevocable election by the Participant, and shall not be deemed to have been distributed under the LTIP.

Section 2. Definitions. For purposes of the Plan, unless otherwise clearly apparent from the context, the following phrases or terms shall have the following meanings:

(a) “Administrator” shall mean the Company’s Chief Executive Officer, General Counsel or Chief Human Resources Officer.

(b) “Affiliate” shall mean any corporation, trade or business which is treated as a single employer with the Company under Sections 414(b) or 414(c) of the Code.

(c) “Annual Account” shall mean a hypothetical, bookkeeping account established in the name of each Participant and maintained by the Company or its designated agent or third-party administrator to reflect the Participant’s Annual Discretionary Allocation for a year, as adjusted to reflect all applicable earnings, other adjustments and any prior withdrawals and distributions.

(d) “Award Date” shall mean the date that an Annual Discretionary Allocation is credited to a Participant’s Annual Account under Section 4(b), which, with respect to an Annual Discretionary Allocation for a particular year, shall be no earlier than April 1st of such year.

(e) “Annual Discretionary Allocation” shall mean the aggregate amount credited by the Company to a Participant’s Annual Account in respect of a particular year under Section 4(b).

(f) “Annual Distribution Form” shall mean the written or electronic form required by the Administrator to be executed by a Participant with respect to a distribution election under Section 5 for a given year.

(g) “Award Notice” shall mean the forms, documents or materials concerning the terms of any Annual Discretionary Allocation.

(h) “Change in Control” shall have the meaning given to such term under the Arthur J. Gallagher & Co. 2011 Long-Term Incentive Plan, as amended from time to time, or any successor plan adopted by the Company and approved by its stockholders.

(i) “Code” shall mean the Internal Revenue Code of 1986, as it may be amended from time to time, and all regulations, interpretations and administrative guidance issued thereunder.

(j) “Common Stock” shall mean shares of the Company’s common stock, par value $1.00 per share.

(k) “Disabled” or “Disability” shall mean that a Participant is: (i) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; or (ii) by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company; or (iii) determined to be totally disabled by the Social Security Administration.

(l) “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as it may be amended from time to time, and all regulations, interpretations and administrative guidance issued thereunder.

(m) “Participant” shall mean any eligible employee: (i) who is in a classification of employees designated by the Administrator to participate in the Plan or who is otherwise selected by the Administrator to participate in the Plan; (ii) who is credited with an Annual Discretionary Allocation; (iii) who commences participation in the Plan, and (iv) whose participation in the Plan has not terminated.

(n) “Section 409A” shall mean Section 409A of the Code, and the Treasury Regulations promulgated and other official guidance issued thereunder.

(o) “Separation from Service” shall mean a “separation from service” as defined under Section 409A, as determined in accordance with the Company’s Policy Regarding Section 409A Compliance.

Section 3. Trust and Trust Funding.

(a) Trust. Subject to the limitations, if any, imposed under applicable law, the Company may establish a trust to fund all or a portion of benefits under the Plan (the “Trust”). The Trust is intended to be a “grantor trust” under the Code and the establishment of the Trust or the utilization of the Trust for Plan benefits, as applicable, is not intended to cause any Participant to realize current income on amounts contributed thereto, and the Trust shall be so interpreted. Any such funds will be subject to the claims of all bankruptcy or insolvency creditors of the Company as provided in the Trust agreement. No Participant will have any vested interest or secured or preferred position with respect to such funds or have any claims against the Company hereunder except as a general creditor.

(b) Trust Funding. Prior to December 31 of each year, to the extent permissible under Section 409A, the Company may contribute cash or shares of Common Stock to the Trust, in an amount approved by the Administrator (such contribution, the “Annual Funding”). Alternatively, the Company may contribute cash to the Trust and instruct the trustee to acquire a specified number of shares or a specified value of shares of Common Stock on the open market or in privately negotiated transactions. The Company shall exercise all rights of ownership, including voting control, of the Trust assets prior to distribution under the Plan.

(c) Interrelationship of the Plan and the Trust. The provisions of the Plan shall govern the rights of a Participant to receive distributions pursuant to the Plan. The provisions of the Trust shall govern the rights of the Company, the Participants and the creditors of the Company to the assets of the Trust.

Section 4. Annual Discretionary Allocations.

(a) Selection. For each year, the Administrator may select from the group of management or highly compensated employees, in its sole discretion, the employees who shall be eligible to receive an Annual Discretionary Allocation in respect of that year. The Administrator’s selection of an employee to receive an Annual Discretionary Allocation in respect of a particular year will not entitle that employee to receive an Annual Discretionary Allocation for any subsequent year, unless the employee is again selected by the Administrator to receive an Annual Discretionary Allocation for such subsequent year.

(b) Crediting. A Participant may be credited with one or more other Annual Discretionary Allocations in respect of any year, expressed as either a flat dollar amount or as a percentage of the Annual Funding, or any combination thereof. A separate Annual Account shall be established and maintained for each year. The Administrator shall have sole discretion to determine in respect of each year and each Participant: (i) whether any Annual Discretionary Allocation shall be made; (ii) the Participant(s) who shall be entitled to such Annual Discretionary Allocation; (iii) the amount of such Annual Discretionary Allocation; (iv) the Award Date(s) upon which any portion of such Annual Discretionary Allocation shall be credited to each Participant’s Annual Account; (v) the hypothetical investments that shall apply to such Annual Discretionary Allocation; and (vi) any other terms and conditions applicable to such Annual Discretionary Allocation.

(c) Vesting. Unless otherwise set forth in the applicable Award Notice, a Participant shall become vested in his or her Annual Account upon the earliest to occur of the following dates, provided that the Participant remains continuously employed by the Company from the Award Date through each such date (each, a “Vesting Date”):

(i) the April 30 following the 13-month anniversary of the Award Date;

(ii) the date of the Participant’s death; or

(iii) the date upon which the Company undergoes a Change in Control.

(d) Earnings. The Administrator shall establish from time to time the hypothetical investment(s) made available under the Plan, which may include investments in Common Stock, from time to time for purposes of valuing Annual Accounts (each, an “Investment”). At any time, the Administrator may, in its discretion, add one or more additional Investments under the Plan. In addition, the Administrator, in its sole discretion, may discontinue any Investment at any time, and provide for the portions of Participants’ Annual Accounts designated to the discontinued Investment to be reallocated to another Investment. While a Participant’s Account does not represent the Participant’s ownership of, or any ownership interest in, any particular assets, the Participant’s Annual Accounts shall be adjusted in accordance with the Investment(s), subject to the conditions and procedures set forth herein or established by the Administrator from time to time. Any notional cash earnings generated under an Investment (such as interest and cash dividends and distributions) shall, at the Administrator’s sole discretion, either be deemed to be reinvested in that Investment or reinvested in one or more other Investment(s) designated by the Administrator. All notional acquisitions and dispositions of Investments under a Participant’s Annual Accounts shall be deemed to occur at such times as the Administrator shall determine to be administratively feasible in its sole discretion and the Participant’s Annual Accounts shall be adjusted accordingly. In addition, a Participant’s Annual Accounts may be adjusted from time to time, in accordance with procedures and practices established by the Administrator, in its sole discretion, to reflect any notional transactional costs and other fees and expenses relating to the deemed investment, disposition or carrying of any Investment for the Participant’s Annual Accounts.

Section 5. Distributions.

(a) Initial Distribution Elections. To the extent that the Administrator permits a Participant to make a distribution election, not later than the April 30th immediately following the Award Date, or such earlier date specified by the Administrator, a Participant shall make a distribution election by executing an Annual Distribution Form specifying both the Distribution Date and the Payment Form (each, as defined below) for the Annual Discretionary Allocation granted on such Award Date. The Participant may only change such time and form of payment of an Annual Discretionary Allocation in compliance with Section 5(b).

(i) Distribution Date. Subject to earlier distribution under Section 6, a Participant shall elect to have their Annual Account be paid, or commence to be paid, upon (the “Distribution Date”):

(A) the later to occur of the six-month anniversary of the date on which such Participant undergoes a Separation from Service with the Company or the year that includes the date that is five years from the Award Date; or

(B) a specified year that includes the date that is at least five years from the Award Date.

(ii) Payment Form. Subject to earlier distribution under Section 6, a Participant shall elect to have their Annual Account be paid, or commence to be paid, in the form of (the “Payment Form”):

(A) a lump-sum payment;

(B) five substantially equal annual installment payments commencing on the Distribution Date, and due on the next four anniversaries of the Distribution Date; or

(C) ten substantially equal annual installment payments commencing on the Distribution Date, and due on the next nine anniversaries of the Distribution Date.

To the extent that the Administrator permits a Participant to make a distribution election, any Participant who fails to execute a valid Annual Distribution Form within such period shall be deemed to have elected to receive a lump-sum payment in the year that includes the date that is five years from the Award Date.

(b) Subsequent Distribution Elections. To the extent that the Administrator permits a Participant to make a distribution election and subject to any restrictions that may be imposed by the Administrator, a Participant may change his or her distribution election at any time, and from time to time; provided, however, that:

(i) the election may not take effect until the first anniversary of the date on which such election change is submitted to the Administrator on a form prescribed by the Company or its designated agent or third-party administrator;

(ii) no such election shall be effective if the Participant is previously scheduled to receive distributions under the Plan within one year following the date on which such election change is submitted to the Administrator; and

(iii) such election provides for a Distribution Date that is at least five years later than the previous Distribution Date, in accordance with Section 409A.

(c) Distribution Timing. In the event an Annual Discretionary Allocation is to be distributed in a lump-sum payment, such payment shall be made by the end of the calendar year in which the Distribution Date occurs, or, if later, the 15th day of the third month following the Distribution Date. In the event an Annual Discretionary Allocation is to be distributed in annual installment payments: the first such installment payment shall be made by the end of the calendar year in which the Distribution Date occurs, or, if later, the 15th day of the third month following the Distribution Date; and each subsequent installment payment shall be made by the end of the calendar year in which the appropriate anniversary of the Distribution Date occurs, or, if later, the 15th day of the third month following the appropriate anniversary of the Distribution Date. The amount of each installment payment shall be equal to the value of the Participant’s Annual Account divided by the number of installments remaining to be paid. Under no circumstances will the Participant be permitted to directly or indirectly designate the year of payment.

Notwithstanding anything to the contrary in Section 5(a) or Section 5(b), any portion of an Annual Account that would be paid following the date that a Participant attains age 75 (the “75th Birthday”) shall, subject to compliance with the six-month delay in Section 11, be paid in the form of a lump-sum on the Participant’s 75th Birthday.

(d) Medium of Payment. Subject to the limitations, if any, imposed under applicable law, the portion of each Annual Account, if any, that is deemed invested in shares of Common Stock shall be distributed in shares of unrestricted Common Stock, which may have been purchased by the trustee of the Trust on the open market or in privately negotiated transactions, and all other distributions under the Plan shall be paid in cash.

(e) Effect of Payment. The full payment of the applicable benefit under the provisions of the Plan shall completely discharge all obligations to a Participant under the Plan.

Section 6. Effects of Certain Events.

(a) Death. In the event a Participant dies before such Participant’s distribution has begun or has been paid in full, any unpaid portion of such Participant’s vested Annual Accounts under the Plan shall be paid to the beneficiary designated by the Participant pursuant to Section 19, or if no beneficiary has been designated, to the Participant’s estate. Such unpaid portion shall be paid in a lump sum by the end of the calendar year in which the Participant died or, if later, the 15th day of the third month following the date of the Participant’s death. Under no circumstances will the beneficiary be permitted to directly or indirectly designate the year of payment.

(b) Disability. In the event that a Participant becomes Disabled before such Participant’s distribution has begun or has been paid in full, any unpaid portion of such Participant’s vested Annual Accounts under the Plan shall be paid to the Participant. Such unpaid portion shall be paid in a lump sum as soon as administratively practicable following the six-month anniversary of the date on which such Participant undergoes a Separation from Service with the Company, but in no event later than 90 days thereafter.

(c) Change in Control. In the event of a Change in Control of the Company before a Participant’s distribution has begun or has been paid in full, any unpaid portion of a Participant’s vested Annual Accounts under the Plan shall be paid to the Participant. Such unpaid portion shall be paid in a lump sum as soon as administratively practicable following the occurrence of a Change in Control, but in no event later than 90 days thereafter.

Section 7. Forfeitures.

(a) Termination Prior to Vesting Date. In the event a Participant’s employment with the Company terminates prior to such Participant’s Vesting Date, then the Participant’s unvested Annual Accounts under the Plan shall be forfeited.

(b) Violation of Restrictive Covenants. In the event a Participant violates the provisions of Section 8 prior to the Participant’s Distribution Date or the date(s) any payment are due after a Participant’s Distribution Date, then the unpaid portion of the Participant’s Annual Accounts under the Plan shall be forfeited.

Section 8. Restrictive Covenants; Clawback.

(a) If, at any time before ten years after the final payment due to the Participant under the Plan, the Participant, in the sole determination of the management of the Company, engages in any activity in competition with any activity of the Company, or inimical, contrary or harmful to the interests of the Company, including, but not limited to: (1) conduct related to his or her employment for which either criminal or civil penalties against him may be sought, (2) violation of Company policies, including, without limitation, the Company’s Global Standards of Business Conduct and Insider Trading Policy, (3) directly or indirectly, soliciting, placing, accepting, aiding, counseling or consulting in the renewal, discontinuance or replacement of any insurance or reinsurance by, or handling self-insurance programs, insurance claims or other insurance administrative functions (“insurance services”) for, any existing Company account or any actively solicited prospective account of the Company for which the Participant performed any of the foregoing functions during the two-year period immediately preceding such termination or providing any employee benefit brokerage, consulting, or administration services, in the areas of group insurance, defined benefit and defined contribution pension plans, individual life, disability and capital accumulation products, investment advisory services and all other employee benefit areas (“benefit services”) the Company is involved with, for any existing Company account or any actively solicited prospective account of the Company for which the Participant performed any of the foregoing functions during the two-year period immediately preceding such termination or, if the Participant has not terminated employment, the date of the prohibited activity (the term Company account as used in this Section shall be construed broadly to include all users of insurance services or benefit services including commercial and individual consumers, risk managers, carriers, agents and other insurance intermediaries), (4) the rendering of services for any organization which is competitive with the Company, (5) employing or recruiting any current or former employee of the Company, (6) disclosing or misusing any confidential information or material concerning the Company, or (7) participating in a hostile takeover attempt of the Company, then the Participant’s Annual Accounts shall be forfeited effective as of the date on which the Participant enters into such activity, unless terminated sooner by operation of another term or condition of the Plan, and any payments made from a Participant’s Annual Accounts to such Participant from and after the Distribution Date shall be repaid by the Participant to the Company. Such repayment shall include interest measured from the first date the Participant engaged in any of the prohibited activities set forth above at the highest rate allowable under Delaware law.

(b) By participating in the Plan, each Participant acknowledges that the Participant’s engaging in activities and behavior in violation of Section 8(a) above will result in a loss to the Company which cannot reasonably or adequately be compensated in damages in an action at law, that a breach of Section 8(a) will result in irreparable and continuing harm to the Company and that therefore, in addition to and cumulative with any other remedy which the Company may have at law or in equity, the Company shall be entitled to injunctive relief for a breach of Section 8(a) by the Participant. By participating in the Plan each Participant acknowledges and agrees that the requirement in Section 8(a) above that Participant disgorge and pay over to the Company any payments received from the Participant’s Annual Accounts by such Participant is not a provision for liquidated damages. The Participant agrees to pay any and all costs and expenses, including reasonable attorneys’ fees, incurred by the Company in enforcing any breach of any covenant in the Plan.

(c) To the extent permitted by Section 409A, by participating in the Plan, each Participant consents to deductions from any amounts the Company owes the Participant from time to time (including amounts owed as wages or other compensation, fringe benefits or vacation pay, as well as any other amounts owed to the Participant by the Company) to the extent of the amounts the Participant owes the Company under Section 8(a) above. Whether or not the Company elects to make any set-off in whole or in part, if the Company does not recover by means of setoff the full amount owed, calculated as set forth above, the Participant agrees to pay immediately the unpaid balance to the Company.

Section 9. Adjustment of Shares. The number of shares of Common Stock allocated to each Participant’s Annual Accounts shall be appropriately adjusted, in the sole discretion of the Administrator, to reflect any stock split, stock dividend, recapitalization, reorganization, merger, consolidation, combination, exchange of shares, liquidation, spin-off or other similar change in capitalization or event, and the reinvestment of cash dividends.

Section 10. Amendment or Termination of the Plan.

(a) Plan Amendment. The Company reserves the right to amend the Plan at any time and for any reason, including such amendments as are necessary to comply with the requirements of Section 409A, by action of the Administrator. The Company also reserves the right to suspend the Plan at any time, for any given calendar year or otherwise; provided, however, that in the event of a suspension of the Plan, the Participants’ Annual Accounts shall remain payable in accordance with the Participant’s payment elections and the terms of the Plan.

(b) Plan Termination. The Company has no obligation to maintain the Plan for any length of time and may terminate the Plan at any time in a manner that complies with the requirements of Section 409A. The Plan may be terminated, resulting in an acceleration of the time and form of payment under the Plan only as permitted by Treasury Regulation Section 1.409A-3(j)(4)(ix), which generally permits:

(i) Change in Control Event. In the event of a Change in Control of the Company, the Plan may be terminated and liquidated pursuant to irrevocable action taken during the period commencing 30 days before and ending 12 months after the Change in Control, but only if: (A) all arrangements sponsored by the Company that would be aggregated with the Plan pursuant to Treasury Regulation Section 1.409A-1(c) are terminated and liquidated with respect to every participant who experienced such Change in Control; and (B) all amounts payable under such single plan for such participants are paid within 12 months after the irrevocable action is taken.

(ii) Liquidation and Dissolution of the Company. In the event of a complete liquidation and dissolution of the Company, the Company shall terminate the Plan within 12 months of the liquidation and dissolution of the Company and the value of Participant’s Annual Accounts under the Plan shall be determined as of that date and shall be distributed to the Participants or their beneficiaries; provided, however, that the benefits payable under the Plan are included in the gross income of the Participants or their beneficiaries in the latest of: (A) the calendar year in which the Plan termination occurs; (B) the calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or (C) the first calendar year in which the payment is administratively practicable.

(iii) Discretionary Termination. The Company may, at its sole and absolute discretion, determine to terminate the Plan, provided that: (A) the termination does not occur proximate to a downturn in the financial health of the Company, (B) all arrangements sponsored by the Company that would be aggregated with the Plan pursuant to Treasury Regulation Section 1.409A-1(c) if the same Participant participated in all of the arrangements are terminated; (C) no payments other than the payments that would be payable under the terms of the arrangements if the termination had not occurred are made within 12 months of the termination of the arrangements; (D) all payments are made within 24 months of the termination of the arrangements; and (E) the Company does not adopt a new arrangement that would be aggregated with any terminated arrangement under Treasury Regulation Section 1.409A-1(c) if the same Participant participated in both arrangements, at any time within three years following the date of termination of the arrangements.

(c) Other Permissible Accelerations.

(i) Section 409A Failure. An acceleration of the time of payment under the Plan to a Participant shall be permitted at any time the Plan fails to meet the requirements of Section 409A; provided, however, that the payment made based upon the acceleration for the failure to meet the requirements of Section 409A may not exceed the amount required to be included in income as a result of the failure to comply with the requirements of Section 409A.

(ii) Event of Taxation. If, for any reason, all or any portion of a Participant’s Annual Accounts under the Plan becomes taxable to the Participant prior to receipt, a Participant may petition the Administrator before a Change in Control, or the trustee after a Change in Control, for a distribution of the state, local or foreign taxes owed on that portion of his or her benefit that has become taxable. Upon the grant of such a petition, which grant shall not be unreasonably withheld, the Company shall, to the extent permissible under Section 409A, distribute to the Participant immediately available funds in an amount equal to the state, local and foreign taxes owed on the portion of the Participant’s Annual Accounts that have become taxable. If the petition is granted, the tax liability distribution shall be made within 90 days of the date that the Participant’s Annual Accounts under the Plan became taxable. Such a distribution shall affect and reduce the benefits to be paid to the Participant under the Plan.

This Section shall be construed and administered in a manner consistent with Section 409A and Treasury Regulation Section 1.409A-3(j)(4) or the corresponding provision in future guidance issued by the Internal Revenue Service or the Treasury.

Section 11. Compliance with Section 409A. It is intended that any amounts payable under the Plan will comply with Section 409A so as not to subject any Participant to the payment of any interest and tax penalty which may be imposed under Section 409A, and the Plan shall be interpreted accordingly; provided, however, that the Company shall not be responsible for any such interest and tax penalties. To the extent permissible under Section 409A, the timing of the payments or benefits hereunder may be modified to so comply with Section 409A.

Notwithstanding any Plan provision to the contrary, to the extent any Participant is entitled to receive a payment under the Plan upon such Participant’s Separation from Service, such payment shall be made on the date that is six months after the date of such Separation from Service.

Section 12. Consent to Transfer Personal Data. By participating in the Plan, a Participant voluntarily acknowledges and consents to the collection, use, processing and transfer of personal data as described in this Section. Participants are not obliged to consent to such collection, use, processing and transfer of personal data. However, failure to provide the consent may affect the Participant’s ability to participate in the Plan. The Company holds certain personal information about the Participant, that may include his or her name, home address and telephone number, date of birth, social security number or other employee identification number, salary grade, hire data, salary, nationality, job title, any shares of stock held in the Company, or details of all awards under the Plan, for the purpose of managing and administering the Plan (“Data”). The Company will transfer Data amongst themselves as necessary for the purpose of implementation, administration and management of Participant’s participation in the Plan, and the Company may further transfer Data to any third parties assisting the Company in the implementation, administration and management of the Plan. These recipients may be located throughout the world, including the United States. Each Participant authorizes them to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Participant’s participation in the Plan, including any requisite transfer of such Data as may be required for the administration of the Plan and/or the subsequent holding of shares of stock on the Participant’s behalf to a broker or other third party with whom the Participant may elect to deposit any shares of stock acquired pursuant to the Plan. A Participant may, at any time, review Data, require any necessary amendments to it or withdraw the consents herein in writing by contacting the Company; however, withdrawing consent may affect the Participant’s ability to participate in the Plan.

Section 13. Administration. This Plan shall be administered by the Administrator. The Administrator shall, subject to the terms of the Plan, interpret the Plan and the application thereof, establish rules and regulations it deems necessary or desirable for the administration of the Plan and may impose, incidental to the grant of an award, conditions with respect to any award. All such interpretations, rules, regulations and conditions shall be final, binding and conclusive. Subject to applicable law, the Administrator may delegate some or all of its power and authority hereunder as the Administrator deems appropriate. In the event that a Participant in the Plan is or becomes subject to Section 16 of the Securities Exchange Act of 1934, as amended, then all decisions relating to selection for participation in the Plan or decisions concerning the timing or amount of an award to such an officer or other person shall be made by the Compensation Committee of the Board of Directors of the Company. The Administrator and any other executive officer to whom the Administrator delegates any of its power and authority hereunder, shall not be liable for any act, omission, interpretation, construction or determination made in connection with the Plan in good faith, and the Administrator and any other executive officer to whom the Administrator delegates any of its power and authority hereunder shall be entitled to indemnification and reimbursement by the Company in respect of any claim, loss, damage or expense (including attorneys’ fees) arising therefrom to the full extent permitted by law, except as otherwise may be provided in the Company’s Certificate of Incorporation and/or By-laws, and under any directors’ and officers’ liability insurance that may be in effect from time to time.

Section 14. Non-Transferability of Annual Accounts. No Annual Account shall be transferable other than by will, the laws of descent and distribution or pursuant to beneficiary designation procedures approved by the Company. Except to the extent permitted by the preceding sentence, no Annual Account may be sold, transferred, assigned, pledged, hypothecated, encumbered or otherwise disposed of (whether by operation of law or otherwise) or be subject to execution, attachment or similar process. Upon any attempt to so sell, transfer, assign, pledge, hypothecate, encumber or otherwise dispose of any such Account, such Annual Account and all rights thereunder shall immediately become null and void.

Section 15. Withholding. The Company shall have the right to withhold or require payment by each Participant of any foreign, federal, state, local or other taxes or social security liabilities which may be required to be withheld or paid in connection with the vesting or distribution of such Participant’s Annual Accounts.

Section 16. Restrictions on Shares. Each award made hereunder shall be subject to the requirement that if at any time the Company determines that the listing, registration or qualification of the shares of Common Stock subject to such award upon any securities exchange or under any law, or the consent or approval of any governmental body, or the taking of any other action is necessary or desirable as a condition of, or in connection with, the delivery of shares pursuant to an award granted under the Plan, no shares shall be so delivered unless such listing, registration, qualification, consent, approval or other action shall have been effected or obtained, free of any conditions not acceptable to the Company. The Company may require that certificates evidencing shares of Common Stock delivered pursuant to the Plan bear a legend indicating that the sale, transfer or other disposition thereof by the holder is prohibited except in compliance with the Securities Act of 1933, as amended, and the rules and regulations thereunder.

Section 17. No Right of Participation or Employment. No person shall have any right to participate in the Plan. Neither the Plan nor any award made hereunder shall confer upon any person any right to continued employment by the Company or affect in any manner the right of the Company to terminate the employment of any person at any time without liability hereunder.

Section 18. No Rights as Stockholder. No person shall have any right as a stockholder of the Company with respect to any shares of Common Stock or other equity security of the Company which is subject to the Plan unless and until such person becomes a stockholder of record with respect to such shares of Common Stock or equity security.

Section 19. Designation of Beneficiary. If permitted by the Company, a Participant may file with the Company a written designation of one or more persons as such Participant’s beneficiary or beneficiaries (both primary and contingent) in the event of the Participant’s death. Each beneficiary designation shall become effective only when filed in writing with the Company during the Participant’s lifetime on a form prescribed by the Company or its designated agent or third-party administrator. The spouse of a married Participant domiciled in a community property jurisdiction shall join in any designation of a beneficiary other than such spouse. The filing of a new beneficiary designation shall cancel all previously filed beneficiary designations.

Section 20. Governing Law. This Plan and all determinations made and actions taken pursuant thereto, to the extent not otherwise governed by the laws of the United States, shall be governed by the laws of the State of Delaware and construed in accordance therewith without giving effect to principles of conflicts of laws.

Section 21. Claims Procedure. The claims procedure of the Arthur J. Gallagher & Co. Employees’ 401(k) Savings and Thrift Plan shall apply to the Plan.

Section 22. Electronic Documents Permitted. Subject to applicable law, distribution election forms and other forms or documents may be in electronic format or made available through means of online enrollment or other electronic transmission.

Section 23. Status of Plan. The Plan is intended to be: (i) a plan that is not qualified within the meaning of Section 401(a) of the Code and (ii) a plan that “is unfunded and is maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees” within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA. The Plan shall be administered and interpreted to the extent possible in a manner consistent with that intent. All Annual Accounts and all credits and other adjustments to such Annual Accounts shall be bookkeeping entries only and shall be utilized solely as a device for the measurement and determination of amounts to be paid under the Plan.

Section 24. Foreign Employees. Without amending the Plan, the Administrator may grant awards to eligible persons outside the United States on such terms and conditions different from those specified in the Plan as may in their judgment be necessary or desirable to foster and promote achievement of the purposes of the Plan and, in furtherance of such purposes the Administrator may make such modifications, amendments, procedures, sub-plans and the like as may be necessary or advisable to comply with provisions of laws in other countries or jurisdictions in which the Company operates or has employees; provided, however, that such terms will comply with the requirements of Section 409A if the Participant is subject to U.S. federal income taxation.